                                                                   EXHIBIT 12.1


               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES


                                                                                                             Nine Months
                                                                  Year Ended December 31,                 Ended September 30,
                                                   --------------------------------------------------   ------------------------
                                                      1991      1992      1993       1994      1995       1995       1996
                                                      ----      ----      ----       ----      ----       ----       ----
Income (loss) before income taxes   . . . . . .    $ (4,937)  $ 4,667   $ 24,405   $   6,929   55,441   $ 37,803   $ 50,598
Fixed charges(1)  . . . . . . . . . . . . . . .         337       253        179          42       --         --        339
                                                   ---------  -------   --------   ---------   ------   --------   --------
   Total earnings and fixed charges . . . . . .      (4,600)    4,920     24,584       6,971   55,441     37,803     50,937

Fixed charges(1)  . . . . . . . . . . . . . . .         337       253        179          42       --         --        339

Ratio of earnings to fixed charges(2) . . . . .          --     19.45x    137.34x     165.98x      --         --     150.26x
                                                   =========  =======   ========   =========    ======   =======   ========


__________

(1) Fixed charges consist of interest expense incurred and the portion of rental expense under oprating leases deemed by the Company to be representative of the interest factor.

(2) Earnings were inadequate to cover fixed charges by $4.3 million in 1991.